                                                                Exhibit 23(d)(2)

                             SUB-ADVISORY AGREEMENT

     Sub-Advisory Agreement executed as of January 1, 2004, between DELAWARE MANAGEMENT COMPANY, a series of Delaware Management Business Trust, a Delaware statutory trust (the "Adviser"), and T. ROWE PRICE ASSOCIATES, INC., a Maryland corporation (the "Sub-Adviser").

     WHEREAS, Lincoln Variable Insurance Products Trust (the "Trust"), on behalf of the Aggressive Growth Fund (the "Fund") has entered into an Investment Management Agreement, dated May 1, 2003, with Adviser, pursuant to which the Adviser has agreed to provide certain investment management services to the Fund; and

     WHEREAS, the Sub-Adviser is principally engaged in the business of rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act"); and

     WHEREAS, the Adviser desires to appoint Sub-Adviser as investment subadviser to provide the investment advisory services to the Fund as specified herein, and Sub-Adviser is willing to serve the Fund in such capacity.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and each of the parties hereto intending to be legally bound, it is agreed as follows:

1.   SERVICES TO BE RENDERED BY SUB-ADVISER TO THE FUND.

     (a) Subject to the control and direction of the Board of Trustees (the "Trustees") of the Trust, the Sub-Adviser, at its expense, will furnish continuously an investment program for the Fund which shall at all times meet the diversification requirements of Section 817(h) of the Internal Revenue Code of 1986 (the "Code"). The Sub-Adviser will make investment decisions on behalf of the Fund and place all orders for the purchase and sale of portfolio securities. The Sub-Adviser, on behalf of the Fund, is authorized, in its discretion and without prior consulting with the Adviser, to:

     (i) buy, sell, exchange, convert, lend, and otherwise trade in any stocks, bonds, and other securities or assets;

     (ii) place orders and negotiate the commissions for the execution of transactions in securities or other assets with or through such brokers, dealers, underwriters or issuers as the Sub-Adviser may select;

     (iii) vote proxies, exercise conversion or subscriptions rights, and respond to tender offers and other consent solicitations with respect to the issuers of securities in which Fund assets may be invested, provided such materials have been forwarded to the Sub-Adviser in a timely fashion by the Fund's custodian;

     (iv) maintain all or part of the Fund's uninvested assets in short-term income producing instruments for such periods of time as shall be deemed reasonable and prudent by the Sub-Adviser, including, but not limited to, investments in T. Rowe Price Reserve Investment Fund or T. Rowe Price Government Reserve Investment Fund which are internal money market funds available for use only by clients of the Sub-Adviser for short-term investments;

     (v) instruct the Fund custodian to deliver for cash received, securities or other cash and/or securities instruments sold, exchanged, redeemed or otherwise disposed of from the Fund, and to pay cash for securities or other cash and/or securities instruments delivered to the custodian and/or credited to the Fund upon acquisition of the same for the Fund; and

     (vi) generally, perform any other act necessary to enable the Sub-Adviser to carry out its obligations under this Agreement.

     In the performance of its duties, the Sub-Adviser will comply with the provisions of the organizational documents of the Fund; the stated investment objective, policies and restrictions of the Fund in the then current effective Registration Statement of the Fund; any written instructions and directions of the Trustees or the Adviser; and its general fiduciary responsibility to the Fund. The Sub-Adviser shall make its officers and employees available to the Adviser from time to time at such reasonable times as the parties may agree to review investment policies of the Fund and to consult with the Adviser regarding the investment affairs of the Fund.

     (b) The Sub-Adviser, at its expense, will furnish (i) all necessary investment and management facilities, including salaries of personnel, required for it to execute its duties faithfully and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment affairs of the Fund (excluding determination of net asset value per share, portfolio accounting and shareholder accounting services).

     (c) The Sub-Adviser shall vote proxies relating to the Fund's investment securities in the manner in which the Sub-Adviser believes to be in the best interests of the Fund, and shall review its proxy voting activities on a periodic basis with the Trustees. Upon sixty (60) days' written notice to the Sub-Adviser, the Trustees may withdraw the authority granted to the Sub-Adviser pursuant to this Section.

     (d) In the selection of brokers, dealers or futures commission merchants and the placing of orders for the purchase and sale of portfolio investments for the Fund, the Sub-Adviser shall use its best efforts to obtain for the Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as such services are defined under Section 28(e) of the Securities Exchange Act of 1934 and as described below. In using its best efforts to obtain quality execution for the Fund the most favorable price and execution available, the Sub-Adviser, bearing in mind the Fund's best interests at all times, shall consider all factors it deems relevant, including by way of illustration: price; the size of the transaction; the nature of the market for the security; the amount of the commission; the timing of the transaction taking into account market prices and trends; the reputation, experience and financial stability of the broker, dealer, or futures commission merchant involved; and the quality of service rendered by the broker, dealer or futures commission merchant in other transactions. Subject to such policies as the Trustees may determine, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker, dealer or futures commission merchant that provides brokerage and research services to the Sub-Adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker, dealer or futures commission merchant would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker, dealer or futures commission merchant, viewed in terms of either that particular transaction or the Sub-Adviser's over-all responsibilities with respect to the Fund and to other clients of the Sub-Adviser as to which the Sub-Adviser exercises investment discretion.

     (e) The Sub-Adviser will provide advice and assistance to the Investment Adviser as to the determination of the fair value of certain investments where market quotations are not readily available for purposes of calculating net asset value of the Fund in accordance with valuation procedures and methods established by the Trustees.

     (f) The Sub-Adviser shall furnish the Trustees with such information and reports regarding the Fund's investments as the Adviser deems appropriate or as the Trustees may reasonably request.

     (g) The Sub-Adviser shall not consult with any other sub-adviser to the Fund or a sub-adviser to a portfolio that is under common control with the Fund concerning the assets of the Fund, except as permitted by the policies and procedures of the Fund.

2.   OTHER AGREEMENTS.

     The investment management services provided by the Sub-Adviser under this Agreement are not exclusive, and the Sub-Adviser and its affiliates shall be free to render investment advisory or other services to others (including other investment companies) so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

3.   COMPENSATION TO BE PAID BY THE ADVISER TO THE SUB-ADVISER.

     (a) As compensation for the services to be rendered by the Sub-Adviser under the provisions of this Agreement, the Adviser will pay to the Sub-Adviser a fee each month based on the average daily net assets of the Fund during the month. Such fee shall be calculated in accordance with the fee schedule applicable to the Fund as set forth in Schedule A hereto.

     (b) The fee shall be paid by the Adviser, and not by the Fund, and without regard to any reduction in the fees paid by the Fund to the Adviser under its management contract as a result of any statutory or regulatory limitation on investment company expenses or voluntary fee reduction assumed by the Adviser. Such fee to the Sub-Adviser shall be payable for each month within 10 business days after the end of such month. If the Sub-Adviser shall serve for less than the whole of a month, the foregoing compensation shall be prorated. Each month, the Adviser will provide the Sub-Adviser with reasonable documentation agreed to by the parties that sets forth the computation of such sub-advisory fee.

4.   DUTIES OF THE ADVISER.

     The Adviser shall furnish the Sub-Adviser with any documents, materials or information that the Sub-Adviser may reasonably request to enable it to perform its duties pursuant to this Agreement.

5.   EFFECTIVE PERIOD AND TERMINATION OF THIS AGREEMENT.

     (a) This Agreement shall become effective upon the date first written above, and shall remain in full force and effect continuously thereafter until terminated as set forth below.

     (b) This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as continuance is specifically approved at least annually in conformance with the Investment Company Act of 1940 (the "1940 Act"); provided, however, that this Agreement may be terminated:

             (i) by the Fund at any time by the vote of a majority of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Fund;

             (ii) by the Adviser at any time on 60 days' prior written notice to the Sub-Adviser, unless this Agreement is otherwise terminated; or

             (iii) by the Sub-Adviser at any time on 60 days' prior written notice to the Adviser, unless this Agreement is otherwise terminated.

     (c) This Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment or in the event that the investment advisory contract between the Adviser and the Fund shall have terminated.

     (d) No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

6.   CERTAIN INFORMATION.

     The Sub-Adviser shall promptly notify the Adviser in writing of the occurrence of any of the following events: (a) the Sub-Adviser shall fail to be registered as an investment adviser under the 1940 Act and under the laws of any jurisdiction in which the Sub-Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement, (b) the Sub-Adviser has a reasonable basis for believing that the Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Internal Revenue Code (c) the Sub-Adviser shall have been served or otherwise have notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund, and (d) the President of the Sub-Adviser or any portfolio manager of the Fund shall have changed.

7.   NONLIABILITY OF SUB-ADVISER.

     (a) In the absence of willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser, or reckless disregard of its obligations and duties hereunder, the Sub-Adviser shall not be subject to any liability to the Fund or to any shareholder of the Fund, for any act or omission in the course of, or connected with, rendering services hereunder.

     (b) Failure by the Sub-Adviser to assure that the investment program for the Fund meets the diversification requirements of Section 817(h) of the Code, as required by Section 1 of this Agreement, shall constitute gross negligence per se under sub-paragraph 7(a) above.

8.   INDEMNIFICATION.

     The Sub-Adviser agrees to indemnify the Adviser and the Funds for, and hold them harmless against, any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Sub-Adviser) or litigation (including reasonable legal and other expenses) to which the Adviser or the Funds may become subject as a result of any failure by the Sub-Adviser, whether unintentional or in good faith or otherwise, to adequately diversify the investment program of the Fund pursuant to the requirements of Section 817(h) of the Code, and the regulations issued thereunder, provided that the Sub-Adviser shall have been given prompt written notice concerning any matter for which indemnification is otherwise afforded hereunder.

9.   RECORDS; RIGHT TO AUDIT.

     (a) The Sub-Adviser agrees to maintain in the form and for the period required by Rule 31a-2 under the 1940 Act, all records relating to the Fund's investments made by the Sub-Adviser that are required to be maintained by the Fund pursuant to the requirements of Rule 31a-1 under the Act. The Sub-Adviser agrees that all records that it maintains on behalf of the Fund are property of the Fund and the Sub-adviser will surrender promptly to the Fund any of such records upon the Fund's request; provided, however, that the Sub-Adviser may retain a copy of such records. In addition, for the duration of this Agreement, the Sub-adviser shall preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement and shall transfer all such records to any entity designated by the Adviser upon the termination of this Agreement.

     (b) The Sub-Adviser agrees that all accounts, books and other records maintained and preserved by it as required hereby will be subject at any time, and from time to time, to such reasonable periodic, special and other examinations by the Securities and Exchange Commission, the Fund's auditors, the Fund or any representative of the Fund, the Adviser, or any governmental agency or other instrumentality having regulatory authority over the Fund.

10.  REGULATORY AND MARKETING MATERIALS.

     (a) Sub-Adviser acknowledges that Adviser is not responsible for the preparation and filing, if necessary, of any of the Fund's regulatory or marketing materials; the Fund or its designee is responsible for the preparation and filing, if necessary, of the Fund's regulatory and marketing materials.

     (b) The Fund shall not use the name "T. Rowe Price" and any of the other names of the Sub-Adviser or its affiliated companies and any derivative or logo or trade or service mark thereof, or disclose information related to the business of the Sub-Adviser or any of its affiliates in any prospectus, sales literature or other material relating to the Trust in any manner not approved prior thereto by the Sub-Adviser except for information which is otherwise publicly available; provided, however, that the Sub-Adviser shall approve all uses of its name and that of its affiliates which merely refer in accurate terms to its appointment hereunder or which are required by the SEC or a state securities commission. The Sub-Adviser agrees to respond to any request for approval on a prompt and timely basis. Failure by the Sub-Adviser to respond within ten (10) business days to the Fund shall relieve the Fund of the obligation to obtain the prior written permission of the Sub-Adviser.

     (c) Upon termination of this Agreement for any reason, the Fund shall as soon as practicable cease and cause the Trust to cease all use of the name and mark "T. Rowe Price."

     (d) The Sub-Adviser shall not use the name of the Trust, the Adviser or any of their affiliates and any derivative or logo or trade or service mark thereof, or disclose information related to the business of the Fund or any of its affiliates in any material relating to the Sub-Adviser in any manner not approved prior thereto by the Fund except for information which is otherwise publicly available; provided, however, that the Fund shall approve all uses of its name and that of its affiliates which merely refer in accurate terms to the appointment of the Sub-Adviser hereunder or which are required by the SEC or a state securities commission. The Fund agrees to respond to any request for approval on a prompt and timely basis. Failure by the Fund to respond within ten
(10) business days to the Sub-Adviser shall relieve the Sub-Adviser of the obligation to obtain the prior written permission of the Fund.

11.  GOVERNING LAW.

     This Agreement shall be governed in accordance with the laws of the State of Delaware, without regard to conflict of law principles; provided, however, that nothing herein shall be construed as being inconsistent with the provisions of the 1940 Act, in such case, the latter shall control.

12.  SEVERABILITY/INTERPRETATION.

     Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

13.  CERTAIN DEFINITIONS.

     For the purposes of this Agreement, the terms "vote of a majority of the outstanding voting securities," "interested persons," and "assignment" shall have the meaning defined in the 1940 Act, and subject to such orders or no-action letters as may be granted by the Securities and Exchange Commission.

     IN WITNESS WHEREOF, the parties have caused this instrument to be signed in duplicate on their behalf by their duly authorized representatives, all as of the day and year first above written.

                                             DELAWARE  MANAGEMENT
                                             COMPANY, a series of Delaware
                                             Management Business Trust


                                             /s/   See Yeng Quek
                                                -----------------------
                                             Name: See Yeng Quek
                                             Title: Executive Vice President

                                             T. ROWE PRICE ASSOCIATES, INC.


                                             /s/   Darrell N. Braman
                                                -----------------------
                                             Name: Darrell N. Braman
                                             Title: Vice President
Accepted and agreed to
as of the day and year
first above written:

AGGRESSIVE GROWTH FUND, a series of
Lincoln Variable Insurance Products Trust

/s/ Rise C.M. Taylor
Name: Rise C.M. Taylor
Title: Vice President and Assistant Treasurer

                                   SCHEDULE A

                                  FEE SCHEDULE

     The Adviser shall pay to the Sub-Adviser compensation at an annual rate as follows:

     0.50% of the first $250,000,000 of average daily net assets of the Fund, and 0.45% of any excess of average daily net assets of the Fund over $250,000,000

                                   ATTACHMENT

                                     to the

                       SUB-INVESTMENT MANAGEMENT AGREEMENT

                                     between

                           DELAWARE MANAGEMENT COMPANY

                                       and

                          JANUS CAPITAL MANAGEMENT LLC

     Investment Manager shall pay to Sub-Investment Manager a monthly fee, calculated pursuant to Section 7 of the Agreement, as follows:

     0.55% of the first $100,000,000 of average daily net assets of the Fund, 0.50% of the next $400,000,000; and 0.45% of any excess over $500,000,000.